Exhibit 99.1

Isoray Announces Second Quarter Fiscal 2021 Financial Results

Revenue Increased 7% Year-Over-Year
Non-Prostate Brachytherapy Revenue Increased 92% Year-Over-Year

RICHLAND, Wash., Feb. 09, 2021 (GLOBE NEWSWIRE) -- Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the second quarter fiscal 2021 ended December 31, 2020.

Revenue for the second quarter of fiscal 2021 grew 7% to $2.36 million versus $2.21 million in the prior year comparable period. The company’s core prostate brachytherapy revenue declined 4% versus the second quarter of fiscal 2020 as procedure volumes continued to be impacted by decreased prostate cancer screenings throughout 2020 as a result of COVID-19. Prostate brachytherapy represented 80% of total revenue for the second quarter of fiscal 2021 compared to 89% in the prior year comparable period. Non-prostate brachytherapy revenue increased 92% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues for the three months ended December 31, 2020 was consistent at 49.5% versus 50.4% in the prior year comparable period. Second quarter gross profit increased 5% to $1.17 million versus $1.11 million in the second quarter of fiscal 2020.

Isoray CEO Lori Woods said, “We are very pleased that we have been able to continue to make progress this quarter despite the ongoing challenges that the COVID-19 pandemic has presented. Amongst the highlights has been our continued success in expanding adoption of Cesium-131 in our core prostate market. At the same time, we are very excited about the use of our unique brachytherapy seeds for the treatment of other cancers. We believe this holds great promise for further growth.”

“The steps we are taking, supported by our just completed capital raise, allow us to build on our successes and move forward on a number of fronts including innovative delivery technologies and growing our involvement in the future of immuno-oncology and the decisive role that we expect Cesium-131 to play,” concluded Woods.

Total operating expenses for the second quarter were $2.04 million compared to $2.01 million in the prior year period. Total research and development expenses increased 3% versus the prior year comparable period. The increase in total research and development expenses was primarily the result of increased protocol expenses which were partially offset by a reduction of development expenses for the Blu Build™ delivery system that is now being marketed and sold versus the comparable prior year period.

Sales and marketing expenses decreased 7% versus the prior year comparable period. The decrease in sales and marketing expenses was driven primarily by declines in travel and tradeshow costs due to COVID-19 restrictions as well as decreased incentive compensation resulting from lower revenue growth compared to the prior year comparable period. General and administrative expenses increased 5% versus the prior year comparable period, primarily the result of increased director and officer insurance expense, increased payroll, and IT consulting expenses, which were partially offset by decreased travel costs due to COVID-19 restrictions as well as decreased employee hiring costs and legal fees.

The net loss for the three months ended December 31, 2020 decreased 3% to $0.87 million or ($0.01) per basic and diluted share versus a net loss of $0.90 million or ($0.01) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 83.0 million for the three months ended December 31, 2020 versus 67.4 million in the comparable prior year period.

For the first six months of fiscal 2021 ended December 31, 2020, revenue increased 5% to $4.74 million versus $4.52 million in the prior year comparable period. Prostate brachytherapy represented 80% of total revenue for the first half of fiscal 2021 compared to 89% for the first half of fiscal 2020. Total operating expenses for the first six months of fiscal 2021 decreased 2% to $4.00 million, versus $4.09 million in the prior year comparable period. The net loss for the first half of fiscal 2021 was $1.58 million, or ($0.02) per basic and diluted share, compared to a net loss of $1.71 million, or ($0.03) per basic and diluted share, in the prior year comparable period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 76.0 million for the six months ended December 31, 2020, versus 67.4 million in the comparable prior year period.

Cash, cash equivalents, and certificates of deposit at the end of the second quarter of fiscal 2021 totaled $9.59 million and the company had no debt. Stockholders’ equity at the end of the second quarter of fiscal 2021 totaled $12.77 million. Subsequent to the end of the second quarter of fiscal 2021, 12.6 million warrants and options were exercised for aggregate gross proceeds of approximately $7.9 million. Additionally, on February 8, 2021, the Company closed a public offering of 41.4 million shares of its common stock, including 5.4 million shares sold pursuant to the underwriters’ exercise in full of their option to purchase additional shares, at a price of $1.25 per share. Gross proceeds, before underwriting discounts, commissions and estimated offering costs, were approximately $51.75 million.

Conference Call Details
The company will hold an earnings conference call today, February 9, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial 877-407-8035. For callers outside the U.S., please dial 201-689-8035.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/39694. The webcast will be available until May 9, 2021.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium Blu brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium Blu by visiting www.isoray.com. Join us on Facebook and follow us on Twitter.

Safe Harbor Statement
Statements in this news release about Isoray’s future expectations, including: the anticipated continued growth in revenues in fiscal year 2021, the impact of COVID-19 on our financial results and the timing of recovery in our brachytherapy procedures, if any, suppliers, scheduling of procedures, and employees, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the length and severity of the COVID-19 pandemic, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	December 31,	June 30,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$9,585	$2,392
Accounts receivable, net	1,738	2,044
Inventory	665	645
Prepaid expenses and other current assets	301	426

Total current assets	12,289	5,507

Property and equipment, net	1,830	1,735
Right of use asset, net	891	1,001
Restricted cash	182	181
Inventory, non-current	202	137
Other assets, net	119	138

Total assets	$15,513	$8,699

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$494	$654
Lease liability	245	236
Accrued protocol expense	66	35
Accrued radioactive waste disposal	101	94
Accrued payroll and related taxes	211	352
Accrued vacation	218	204

Total current liabilities	1,335	1,575
Non-current liabilities:
Lease liability, non-current	652	769
Accrued payroll and related taxes, non-current	160	55
Asset retirement obligation	593	577

Total liabilities	2,740	2,976
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; no and 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 87,232,324 and 68,897,779 shares issued and outstanding	87	69
Additional paid-in capital	102,205	93,592
Accumulated deficit	(89,519)	(87,938)

Total stockholders' equity	12,773	5,723

Total liabilities and stockholders' equity	$15,513	$8,699

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2020	2019	2020	2019

Sales, net	$2,359	$2,206	$4,743	$4,521
Cost of sales	1,192	1,095	2,330	2,174
Gross profit	1,167	1,111	2,413	2,347

Operating expenses:
Research and development	285	277	597	510
Sales and marketing	619	666	1,200	1,481
General and administrative	1,129	1,071	2,196	2,168
Loss on equipment disposal	7	-	7	-
(Gain) on change in estimate of asset retirement obligation	-	-	-	(73)
Total operating expenses	2,040	2,014	4,000	4,086

Operating loss	(873)	(903)	(1,587)	(1,739)

Non-operating income:
Interest income, net	5	6	6	26
Non-operating income	5	6	6	26

Net loss	(868)	(897)	(1,581)	(1,713)
Preferred stock dividends	-	(2)	(3)	(5)

Net loss applicable to common shareholders	$(868)	$(899)	$(1,584)	$(1,718)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted average shares used in computing net loss per share:
Basic and diluted	83,047	67,388	75,972	67,388